EXHIBIT 99.1

ATLANTIC AMERICAN CORPORATION ANNOUNCES ENTRY INTO AGREEMENT TO SELL REGIONAL PROPERTY & CASUALTY OPERATIONS

ATLANTA, Georgia, December 27, 2007 - Atlantic American Corporation (Nasdaq- AAME) (the “Company”) today announced that it has entered into a definitive agreement with Columbia Mutual Insurance Company of Columbia, Missouri, part of the Columbia Insurance Group (“Columbia”), pursuant to which the Company has agreed to sell to Columbia the businesses comprising the Company’s regional property and casualty business unit. The regional property and casualty business unit consists of Georgia Casualty & Surety Company, Association Risk Management General Agency and Association Casualty Insurance Company. The transaction, which is subject to various conditions and the receipt of certain regulatory approvals, is expected to close in the first quarter of 2008. The purchase price, to be paid in cash, is equal to the adjusted statutory capital and surplus, as defined, of each company at December 31, 2007, plus $4.5 million.

Commenting on the transaction, Hilton Howell, President and Chief Executive Officer of the Company stated, “We are pleased to find a larger property and casualty organization that closely resembles ours with such a high degree of respect for their customers, agents and employees. We believe that the employees of our regional property and casualty business unit will become valued participants in Columbia’s success.” Bob Wagner, President and Chief Executive Officer of Columbia also commented, “We are very excited about this strategic acquisition. The talented staff of Association Casualty and Georgia Casualty and the strong agency relationships they have developed will allow us to enhance and expand our presence in the Southern United States.”

Benfield Advisory, Inc. served as financial advisor to Atlantic American Corporation with respect to this transaction.

Columbia Mutual Insurance Company is part of the Columbia Insurance Group which is a regional multi-line insurance carrier marketing its products through a network of approximately 650 independent agencies in the Midwest and Southeastern United States. Gross written premiums in 2007 are estimated at $220 million with total assets of approximately $400 million.

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, property and casualty insurance industries. Its principal subsidiaries include American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company, Georgia Casualty & Surety Company, Association Risk Management General Agency, Association Casualty Insurance Company and Self-Insurance Administrators, Inc.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation has filed with the Securities and Exchange Commission.

For further information contact:

John G. Sample, Jr.
Senior Vice President and Chief Financial Officer
Atlantic American Corporation
404-266-5501